Exhibit 10.5

PENSION BENEFIT EQUALIZATION PLAN

OF

THE DUN & BRADSTREET CORPORATION

Amended and Restated Effective January 1, 2009

1.	Purpose of the Plan

(a)	The purpose of the Pension Benefit Equalization Plan of The Dun & Bradstreet Corporation (the “Plan”) is to provide a means of equalizing the benefits of those employees of The Dun & Bradstreet Corporation (the “Corporation”) and certain related entities participating in the Retirement Account of The Dun & Bradstreet Corporation (the “Retirement Account”) whose funded benefits under the Retirement Account are or will be limited by the application of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (the “Code”) or any applicable law or regulation. The Plan is intended to be an “excess benefit plan,” as that term is defined in Section 3(36) of ERISA, with respect to those Participants, as defined in Section 3 of the Plan, whose benefits under the Retirement Account have been limited by Code Section 415, and is otherwise intended to be a “top hat” plan meeting the requirements of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA. All capitalized terms not defined herein will have the meaning set forth in the Retirement Account.

(b)	The Plan has been amended and restated effective January 1, 2009 to comply with Code Section 409A, but only with respect to Participants who are not Grandfathered Participants, as defined in Section 15 of the Plan. Amounts deferred under the Plan with respect to Grandfathered Participants remain subject to the terms of the Plan as amended and restated effective September 30, 2000.

2.	Administration of the Plan

(a)	The Compensation & Benefits Committee (the “Committee”) appointed by the Board of Directors of the Corporation (the “Board”) shall be responsible for the administration of the Plan.

(b)	The members of the Committee may from time to time allocate responsibilities among themselves and may delegate to any management committee, employee, director or agent its responsibility to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion.

(c)	The Committee (and its delegees) shall have the exclusive authority to interpret the provisions of the Plan and construe all of its terms (including, without limitation, all disputed and uncertain terms), to adopt, amend, and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable. All such actions of the Committee shall be conclusive and binding upon all interested parties. All deference permitted by law shall be given to such interpretations, determinations and actions.

(d)	Any person, corporation or other entity may serve in more than one fiduciary capacity under the Plan.

(e)	The procedure for presenting claims under the Plan and appealing denials thereof is set forth in Appendix A.

3.	Eligibility and Participation

Participation in the Plan is limited to certain employees of the Corporation and related entities that would be considered a single employer under Code Section 414(b) or (c) (each, including the Corporation, an “Employer”). An eighty percent (80%) ownership threshold shall be applied for identifying related entities that are Employers for all purposes under this Plan. Participation is limited to those individuals who were participants in this Plan (“Participants”) as of June 30, 2007, whether or not employed by an Employer as of that date. Notwithstanding the foregoing, individuals who were Participants prior to June 30, 2007, but terminated employment with an Employer before completing the required Vesting Service, as defined below, will become Participants upon rehire by an Employer.

Each Participant generally must complete three (3) or more years of “Vesting Service,” as that term is defined in the Retirement Account, to be eligible for a Supplemental Pension Benefit (as defined in Section 5). Participants who do not complete three (3) or more years of Vesting Service are, however, eligible for a Supplemental Pension Benefit after a Change in Control (as defined in Section 9) if they are employed by an Employer immediately prior to the Change in Control. A Participant must have completed three (3) or more years of Vesting Service for his or her Beneficiary to be eligible for the Supplemental Death Benefit (as defined in Section 7). Vesting Service shall be computed in one-twelfths (1/12ths) of a year, with a full month being granted for each completed and partial calendar month. A Participant who terminates employment before completing three (3) or more years of Vesting Service will retain credit for each full month of Vesting Service completed prior to the termination in case of rehire by any Employer, but only if he or she is rehired within five (5) years after the date of his or her termination of employment.

4.	Code Section 409A Compliance

(a)	Benefits under this Plan are deferred compensation and, except with respect to the Grandfathered Participants, are subject to Code Section 409A. This Plan is intended to comply with that provision of the Code and all guidance issued thereunder by the U.S. Internal Revenue Service (the “Service”) in all respects and shall be administered in a manner consistent with such intent; provided, however, that the Employer and the Committee make no representations that the Plan, administration of the Plan, or the benefits hereunder comply with Code Section 409A. If an unintentional operational failure occurs with respect to Code Section 409A requirements, any affected Participant or Beneficiary (as defined in Section 7 of the Plan) shall fully cooperate with the Employer to correct the failure, to the extent possible, in accordance with any correction procedure established by the Service.

(b)	For purposes of this Plan, a “Separation from Service” with an Employer means a “separation from service,” as defined in Section 1.409A-1(h) of the Treasury Regulations. A Separation from Service will occur on the date as of which the Employer reasonably anticipates that no further services will be performed by the Participant for any Employer or that the level of bona fide services the Participant will perform (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer, if less than thirty-six (36) months). The terms “terminate employment,” “termination of employment,” and similar terms as used herein mean a Separation from Service.

(c)	Notwithstanding any provision to the contrary, to the extent a Participant is a Specified Key Employee for purposes of Code Section 409A, no Supplemental Pension Benefit (as defined in Section 5 of the Plan) shall become payable to him or her before the date immediately after the expiration of the six-month period following his or her Separation from Service. Annuity payments, if applicable, otherwise due to the Participant during such six-month period will be accumulated with interest and paid to him or her in the seventh month following Separation from Service. For purposes of this Plan, a “Specified Key Employee” means a Participant who, at the time of his or her Separation from Service is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i). Specified Key Employees will be identified by the Employer according to procedures adopted by the Board or the Committee applicable to all plans and agreements sponsored by the Employer that are subject to Code Section 409A.

5.	Supplemental Pension Benefit

(a)	A Participant’s “Supplemental Pension Benefit” under this Plan is equal to the Participant’s Gross Benefit minus the Participant’s Offset Amount.

(b)	A Participant’s “Gross Benefit” is equal to the amount that would be payable, in the same form and commencing at the same time as payment of the benefit hereunder (as determined under Section 6) (the “Applicable Time and Form”), on account of the Participant under the Retirement Account if the calculation of such amount were made without regard to the limitations on benefits and contributions imposed by Sections 401, 415 or any other applicable section of the Code.

(c)	A Participant’s “Offset Amount” is equal to the amount that would actually be payable in the Applicable Time and Form on account of the Participant under the Retirement Account (had the Participant elected such time and form).

6.	Payment of Supplemental Pension Benefit

(a)	In General. A Participant’s Supplemental Pension Benefit shall be paid in accordance with his or her Election (as defined below).

(b)	Election.

(i)	Each Participant under this Plan elected (or will be deemed to have elected), prior to the effective date of this amendment and restatement of the Plan and consistent with this Section 6, the time and, if applicable, form of payment of his or her Supplemental Pension Benefit under this Plan (an “Election”). Except as otherwise provided in this Section 6, the Participant’s Election becomes irrevocable when it is submitted to the Corporation.

(ii)	Each Participant must specify in his or her Election the time at which the Participant’s benefit will commence or be paid. Such benefit commencement date shall be the later of the Participant’s Separation from Service or the Scheduled Payment Date, as defined below. The portion of benefits payable in an annuity, if any, will become payable upon the benefit commencement date described in the previous sentence; the portion of benefits payable in a lump sum, if any, will become payable sixty (60) days following such benefit commencement date.

(iii)

For purposes hereof, with respect to each Participant who terminated employment on or before November 3, 2008 (“Inactive Participant”), the “Scheduled Payment Date” means (A) the later of the Inactive Participant’s 55th birthday or April 1, 2009, or (B) such later date (which shall not be later than the Inactive

Participant’s 65th birthday) as he or she may specify in his or her Election, subject to any delay imposed under Section 6(d).

(iv)	For purposes hereof, with respect to each Participant who had not terminated employment as of November 3, 2008 (“Active Participant”), the “Scheduled Payment Date” means the Active Participant’s 55th birthday or such later date (which shall not be later than the Active Participant’s 65th birthday) as he or she may specify in his or her Election, subject to any delay imposed under Section 6(d).

(v)	Each Active Participant’s Election must also specify whether the Active Participant’s benefit will be paid in a lump sum, an annuity, or a combination of both. The portion of the benefit payable in a lump sum may be zero percent (0%), twenty-five percent (25%), fifty percent (50%), seventy-five percent (75%) or one hundred percent (100%).

(c)	Default. If no valid Election was timely filed by a Participant, he or she shall be deemed to have elected payment in an annuity commencing upon the later of the Participant’s Separation from Service or the Participant’s 55th birthday. Notwithstanding the foregoing, with respect to Inactive Participants, payment shall not commence prior to April 1, 2009.

(d)	Revised and Late Elections. A Participant may revise his or her Election or file a late Election, which shall become irrevocable when it is submitted to the Corporation, subject to all of the following restrictions:

(i)	A revised or late Election shall be effective only if it is made not less than twelve (12) months before the Scheduled Payment Date.

(ii)	A revised or late Election shall not take effect until twelve (12) months after the date on which it is made.

(iii)	With respect to a revised or late Election by any Participant changing the Scheduled Payment Date, the Scheduled Payment Date must be delayed by at least five (5) years. No revised or late Election will be effective if the Scheduled Payment Date would be later than the Participant’s 65th birthday.

(iv)

With respect to a revised or late Election by an Active Participant changing the form (lump sum, annuity or a combination of both) in which his or her benefit will be paid: (A) the Active Participant must remain actively employed by an Employer for a period of twelve (12) months after the date such Election is filed, (B) the Scheduled Payment Date must be delayed by at least five (5) years, and (C) payment of the Active Participant’s Supplemental Pension Benefit upon the Active Participant’s Separation from Service will be deferred for a period of five (5) years from the date such payment would otherwise have been paid (or in the case of an annuity, five (5) years from the date the first amount would otherwise have been paid).

Elections remain effective for purposes of this Plan until a Participant has made a new Election that satisfies the restrictions above.

(e)	Annuities. An Election that specifies that some or all of an Active Participant’s benefit is to be paid as an annuity need not specify the particular type of annuity; a Participant may select a type of annuity from the options available to the Participant under the Retirement Account (other than the Social Security Level Income Options), within 60 days before the commencement of payment of his or her Supplemental Pension Benefit, on a form supplied by the Committee. If the Participant does not specify the type of annuity in a timely manner, the Supplemental Pension Benefit will be paid in a single life annuity if the Participant is unmarried at the time of payment and in a joint and 50% survivor annuity if he or she is married at that time.

(f)	Small Benefits. Notwithstanding any Election, if the lump sum value of the Supplemental Pension Benefit payable under this Plan, together with all Aggregated Amounts, as defined below, does not exceed the applicable dollar amount designated by the Service under Code Section 402(g)(1)(B) ($16,500 for 2009) in effect at the time such benefit is payable under this Plan, then such benefit and all Aggregated Amounts shall be paid in a lump sum. For purposes of the Plan, the term “Aggregated Amounts” includes the entirety of the Participant’s interest under any plan, agreement, method, program or other arrangement with respect to which deferrals of compensation, together with the benefit under this Plan, are treated as having been deferred under a single nonqualified deferred compensation plan under Section 1.409A-1(c)(2) of the Treasury Regulations.

(g)	Permissible Accelerations. Notwithstanding any provision herein to the contrary, the Committee may, in its sole discretion, accelerate the payment of a Participant’s Supplemental Pension Benefit to the extent permitted under the Treasury Regulations promulgated under Code Section 409A. No Participant shall have any election, direct or indirect, with respect to any such acceleration.

7.	Supplemental Death Benefit.

(a)

In the event of a Participant’s death prior to the commencement of benefits hereunder, a Supplemental Death Benefit shall be payable to the Participant’s Beneficiary in accordance with this Section 7 in lieu of any other benefits under the Plan. For purposes of this Plan, a Participant’s

“Beneficiary” shall be the beneficiary entitled to receive any death benefit with respect to that Participant under the Retirement Account.

(b)	The “Supplemental Death Benefit” shall be equal to (i) the death benefit with respect to the Participant that would be payable, in the same form as payment of the benefit hereunder (as determined under Section 8) (the “Death Benefit Form”), under the Retirement Account, if such benefit were calculated without regard to the limitations on benefits and contributions imposed by Sections 401, 415 or any other applicable section of the Code, less (ii) the amount that would actually be payable in the Death Benefit Form, on account of the Participant’s death, under the Retirement Account.

8.	Payment of Supplemental Death Benefit.

(a)	Payment Election. The Supplemental Death Benefit shall be payable at the time and in the form that the Participant’s Supplemental Pension Benefit would have been payable to the Participant pursuant to Section 6. For this purpose, if the Participant did not have a Separation from Service prior to death, the Separation from Service will be deemed to occur on the date of death. Any lump sum distribution of a Beneficiary’s benefit under this Plan shall fully satisfy all present and future Plan liability with respect to such Beneficiary for such portion or all of such benefit so distributed.

(b)	Permissible Accelerations. Notwithstanding any provision herein to the contrary, the Committee may, in its sole discretion, accelerate the payment of a Beneficiary’s Supplemental Death Benefit to the extent permitted under the Treasury Regulations promulgated under Code Section 409A. No Beneficiary shall have any election, direct or indirect, with respect to any such acceleration.

9.	Change in Control

(a)	Upon the occurrence of a Change in Control, as such term is defined below:

(i)	each Participant and Beneficiary already receiving a Supplemental Pension Benefit or a Supplemental Death Benefit under the Plan shall receive a lump sum distribution of his or her unpaid Supplemental Pension Benefit and/or Supplemental Death Benefit under the Plan in full satisfaction of all present and future Plan liability with respect to such Participant or Beneficiary, and

(ii)

each Participant who is not already receiving a benefit under the Plan shall receive (1) a lump sum distribution of his or her Supplemental Pension Benefit under the Plan as of the date of such Change in Control, within thirty (30) days of the date of such Change in Control and (2) a lump sum distribution of his or her additional Supplemental Pension Benefit, if any, accrued under the Plan from the date of the Change in Control until the date of his or her Separation from Service, within thirty (30) days from the date of the Participant’s Separation from Service.

For purposes of this Section 9(a), the lump sum values shall be determined using the actuarial assumptions specified in Section 11(b).

(b)	For purposes of this Plan, a “Change in Control” means the occurrence of any of the following events, but only to the extent such event constitutes a “change in control event” as that term is defined for purposes of Code Section 409A:

(i)	any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation, but not including persons solely because they purchase or own stock of the Corporation at the same time or as a result of the same public offering), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing thirty percent (30%) or more of the total voting power of the Corporation’s stock, but only if such person or group is not considered to effectively control the Corporation (within the meaning of Section 1.409A-3(i)(5)(vi) of the Treasury Regulations) prior to such acquisition;

(ii)	a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(iii)	any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation, but not including persons solely because they purchase or own stock of the Corporation at the same time or as a result of the same public offering), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Corporation, but only if such person or group was not considered to own more than fifty percent (50%) of the total voting power of the stock of the Corporation prior to such acquisition; or

(iv)	any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Corporation, but not including persons solely because they purchase assets of the Corporation at the same time), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Corporation that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than ninety percent (90%) of the total gross fair market value of all of the assets of the Corporation (determined without regard to any liabilities associated with such assets) immediately before such acquisition or acquisitions, except where the assets are transferred to (i) a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation immediately after the asset transfer, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Corporation immediately after the asset transfer, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii), above, immediately after the asset transfer.

10.	Rabbi Trust

(a)	Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the Employer; provided, however, that the Corporation reserves the right to establish (and shall establish or have established in the event of a Potential Change in Control as defined below) one or more trusts to provide alternate sources of benefit payments under this Plan so long as the funding of any such trust is permissible under Code Section 409A, provided further, however, that as soon as practicable following the occurrence of a Potential Change in Control the appropriate officers of the Corporation shall contribute to such a trust fund, established as an alternate source of benefits payable under the Plan, such amounts as are necessary to fund the lump sum payments to Participants that would be required pursuant to Section 9 of this Plan in the event of a Change in Control of the Corporation; provided further, however, that if payments are made from such trust fund, such payments shall satisfy the Employer’s obligations under this Plan to the extent made from such trust fund.

(b)	In determining the amount of the necessary contribution to the trust fund in the event of a Potential Change in Control:

(i)	lump sum values shall be determined using the actuarial assumptions specified in Section 11(b) as in effect as of January 1st of the year of the occurrence of the Potential Change in Control; and

(ii)	it shall be assumed that all Participants Separate from Service with the Corporation upon the occurrence of the Potential Change in Control.

(c)	For the purposes of this Plan, a “Potential Change in Control” means the occurrence of any of the following events:

(i)	the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Corporation;

(ii)	any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Corporation;

(iii)	any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation (or a Corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), who is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing nine and one-half percent (9.5%) or more of the combined voting power of the Corporation’s then outstanding securities, increases his or her beneficial ownership of such securities by five percent (5%) or more over the percentage so owned by such person; or

(iv)	the Board of Directors of the Corporation adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of the Corporation has occurred.

11.	Actuarial Assumptions.

(a)	For all purposes under this Plan, lump sum values shall be determined based on the following:

(i)	a discount rate equal to the average of eighty-five percent (85%) of the fifteen (15) year non-callable U.S. Treasury bond yields as of the close of business on the last business day of each of the three (3) months immediately preceding the date the annuity value is determined; and

(ii)	the 1983 Group Annuity Mortality Table, with all participants assumed to be male.

(b)	The amount of any payment upon a Change in Control, as described in Section 9, or any contribution to a trust fund upon a Potential Change in Control, as described in Section 10, shall be determined based on the following:

(i)	the interest rate used by the Pension Benefit Guaranty Corporation for determining the value of immediate annuities as of January 1st of the year of either the occurrence of the Change in Control or the Participant’s Separation from Service, whichever is applicable;

(ii)	the 1983 Group Annuity Mortality Table, with all participants assumed to be male;

(iii)	for participants that have not yet commenced benefits and are younger than age 55 at the date of the Change in Control or Potential Change in Control, annuities used to derive the lump sum present value will assume that participants begin annuity distributions at age 55, as applicable; and

(iv)	for participants that have not yet commenced benefits and are age 55 or older at the date of the Change in Control or Potential Change in Control, annuities used to derive the lump sum present value will assume that participants begin annuity distributions immediately upon the Change in Control or Potential Change in Control, as applicable.

12.	Indemnification

(a)	Subject to certain conditions as provided below, the Corporation shall indemnify each Participant or Beneficiary who receives any benefit under this Plan in the form of an annuity for any interest and penalties that may be assessed by the Service with respect to U.S. federal income tax on such benefit (payable under the Plan in the form of an annuity) upon final settlement or judgment with respect to any such assessment in favor of the Service, provided the basis for the assessment is that the amendment of this Plan to provide for an “Election” or “Special Election,” as those terms were used for purposes of the Plan before the amendment and restatement effective January 1, 2009, caused the Participant or the Beneficiary, as the case may be, to be treated as being in constructive receipt of such benefit prior to the time when such benefit is actually payable under the Plan.

(b)

In case any such assessment shall be made against a Participant or Beneficiary, such Participant or Beneficiary, as the case may be (the “indemnified party”), shall promptly notify the Corporation’s Treasurer in writing, and the Corporation, upon request of such indemnified party, shall select and retain an accountant or legal counsel reasonably satisfactory to the indemnified party to represent the indemnified party in connection with such assessment and shall pay the fees and expenses of such accountant or legal counsel related to such representation, and the Corporation shall have the right to determine how and when such assessment by the Service should be settled, litigated or appealed. In connection with any such assessment, any indemnified party shall have the right to retain his or her own accountant or legal counsel, but the fees and expenses of such accountant or legal counsel shall be at the expense of such indemnified party unless the Corporation and the indemnified party shall have mutually agreed to the retention of such accountant or legal counsel.

(c)	The Corporation shall not be liable to a Participant or Beneficiary for any payments under this Section 12 with respect to any assessment described in the second preceding paragraph if such Participant or Beneficiary against whom such assessment is made has not notified or allowed the Corporation to participate with respect to such assessment in the manner described above or, following demand by the Corporation, has not made the deposit to avoid additional interest or penalties as described below, or has agreed to, or otherwise settled with the Service with respect to, such assessment without the Corporation’s written consent, provided, however, (i) if such assessment is settled with such consent or if there is a final judgment for the Service, (ii) the Corporation has been notified and allowed to participate in the manner as provided above, and (iii) such Participant or Beneficiary has made any required deposit to avoid additional interest or penalties as described below, the Corporation agrees to indemnify the indemnified party to the extent set forth in this Section 12. All amounts payable by the Corporation to or on behalf of the indemnified party with respect to U.S. federal income taxes remitted to the Service will be paid by the end of the year next following the year in which the related taxes are remitted to the Service. All amounts payable by the Corporation with respect to or on behalf of the indemnified party with respect to expenses incurred by the indemnified party due to a tax audit or litigation will be paid by the later of the end of the year next following the year in which the taxes that are the subject of the audit or litigation are remitted to the Service or, if no taxes are to be remitted, the end of the year next following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(d)

At the time such assessment is made against such Participant or Beneficiary (the “assessed party”) and prior to any final settlement or judgment with respect to such assessment, if so directed by the Corporation, such assessed party shall, as a condition to receiving an indemnity under this Section 12, as soon as practicable after notification of such assessment make a deposit with the Service to avoid any additional interest or penalties with respect to such assessment and, upon the request of such assessed party, the Corporation shall lend, or arrange for the lending to, such assessed party a portion of his or her remaining benefit under the Plan, not to exceed the lump sum value of such benefit under the Plan, determined using the actuarial assumptions set forth in Section 11(a), solely for purposes of providing the assessed party with funds to make a deposit with the Service to avoid any additional interest or penalties with respect to such assessment.

13.	Limitations on Payment of Benefits

(a)	Notwithstanding any other provision of this Plan to the contrary, no benefit or further benefit, as the case may be, shall be paid to a Participant who is subject to this Section 13 if the Committee reasonably determines that such Participant has:

(i)	To the detriment of the Employer or any Affiliate, directly or indirectly acquired, without the prior written consent of the Committee, an interest in any other company, firm, association, or organization (other than an investment interest of less than one percent (1%) in a publicly-owned company or organization), the business of which is in direct competition with the business (present or future) of the Employer or any of its Affiliates;

(ii)	To the detriment of the Employer or any Affiliate, directly or indirectly competed with the Employer or any Affiliate as an owner, employee, partner, director or contractor of a business, in a field of business activity in which the Participant has been primarily engaged on behalf of the Employer or any Affiliate or in which he or she has considerable knowledge as a result of his or her employment by the Employer or any Affiliate, either for his or her own benefit or with any person other than the Employer or any Affiliate, without the prior written consent of the Committee; or

(iii)	Been discharged from employment with the Employer or any Affiliate for Cause.

(b)	An “Affiliate” for purposes of this Plan means any corporation, partnership, division or other organization controlling, controlled by or under common control with the Employer or any joint venture entered into by the Employer.

(c)	“Cause” for purposes of this Section 13 shall mean the occurrence of any of the following events or such other dishonest or disloyal act or omission as the Committee determines to be “cause”:

(i)	The Participant has misappropriated any funds or property of the Employer or any Affiliate;

(ii)	The Participant has, without the prior knowledge or written consent of the Committee, obtained personal profit as a result of any transaction by a third party with the Employer or any Affiliate; or

(iii)	The Participant has sold or otherwise imparted to any person, firm, or corporation the names of the customers of the Employer or any Affiliate or any confidential records, data, formulae, specifications and other trade secrets or other information of value to the Employer or any Affiliate derived by his or her association with the Employer or any Affiliate.

(d)	In any case described in this Section 13, the Participant shall be given prior written notice that no benefit or no further benefit, as the case may be, will be paid to such Participant. Such written notice shall specify the particular act(s), or failures to act, on the basis of which the decision to terminate his or her benefit has been made.

(e)	Notwithstanding any other provision of this Plan to the contrary, a Participant who receives in a lump sum any portion of his or her benefit under this Plan shall receive such lump sum portion of his or her benefit subject to the condition that if such Participant engages in any of the acts described in clause (i) or (ii) of this Section 13, then except to the extent any provision of law prohibits the application of this section such Participant shall, within sixty (60) days after written notice by the Employer, repay to the Employer the amount described in the immediately following sentence. The amount to be repaid shall equal the amount, as determined by the Committee, of the Participant’s lump sum benefit paid under this Plan to which such Participant would not have been entitled, if such lump sum benefit had instead been payable in the form of an annuity under this Plan and such annuity payments were subject to the provisions of this Section 13.

14.	Miscellaneous

(a)	This Plan may be terminated at any time by the Board. The Corporation or its successor may elect to liquidate the Plan to the extent permitted under Code Section 409A, in compliance with the restrictions set forth in Section 1.409A-3(j)(4) of the Treasury Regulations, or other applicable guidance issued by the Service.

(b)	This Plan may be amended at any time by the Board or the Committee, except that no such amendment shall deprive any Participant of his or her benefit accrued at the time of such amendment. Any amendment shall be effective only to the extent such amendment does not cause the terms of the Plan or any benefit hereunder to violate the provisions of Code Section 409A or Section 1.409A of the Treasury Regulations.

(c)	The Employer may withhold from any benefit under the Plan an amount sufficient to satisfy its tax withholding obligations.

(d)	No right to payment or any other interest under this Plan may be alienated, sold, transferred, pledged, assigned, or made subject to attachment, execution, or levy of any kind.

(e)	Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of the Employer. The Employer expressly reserves the right to dismiss any employee at any time without regard to the effect which such dismissal might have upon him or her under the Plan.

(f)	This Plan shall be construed, administered and enforced according to the laws of the State of New Jersey.

15.	Grandfathered Participants

The accrued and vested benefits as of December 31, 2004 of the following Participants (the “Grandfathered Participants”) shall continue to be covered by the terms of the Plan as amended and restated effective September 30, 2000, and their benefits under the Plan shall be treated as grandfathered for purposes of Code Section 409A:

(a)	Participants who have not accrued any Supplemental Pension Benefit or any other benefit under this Plan after December 31, 2004;

(b)	ACNielsen Employees and Cognizant Employees (as such terms are is defined in the Employee Benefits Agreement dated as of October 28, 1996, among the Corporation, Cognizant Corporation (“Cognizant”) and ACNielsen Corporation (“ACNielsen”));

(c)	those persons who, immediately after the Effective Time (as such term is defined in the Employee Benefits Agreement dated as of June 30, 1998, between the Corporation and The New Dun & Bradstreet Corporation (the “RHD EBA”)) were employed by R.H. Donnelly Inc. (“RHD”) or any member of the RHD Group (as such term is defined in the RHD EBA) who were Participants in this Plan immediately prior to the Effective Time;

(d)	those persons who, immediately after the Effective Time (as such term is defined in the Employee Benefits Agreement dated as of September 30, 2000, among the Corporation and The New D&B Corporation (“Moody’s EBA”)) are employed by Moody’s Corporation or any member of the Moody’s Group (as such term is defined in the Moody’s EBA) who were Participants in this Plan immediately prior to the Effective Time.

16.	Effective Date

This Plan was initially effective as of October 17, 1990 (the “Effective Date”). It was amended and restated effective as of September 30, 2000, and again effective as of January 1, 2009.

Appendix A. Claims Procedures

The procedure for presenting claims under the Plan and appealing denials thereof shall be as follows:

(a) Filing of Claims. Any Participant or Beneficiary, or his authorized representative, (the “claimant”) may file a written claim for a Plan benefit with the Committee or its delegated and authorized representative which is responsible for the administration of the Plan (the “Plan Administrator”). Claims shall be determined in accordance with the terms of the Plan, which will be applied consistently with respect to similarly situated claimants. Claimants must use and exhaust the Plan’s administrative claims and review procedure before bringing suit in either state or federal court.

(b) Claims for Benefits. The Plan Administrator will give each claimant’s request for benefits a full and fair review. If the Plan Administrator denies a claim, in whole or part, it will furnish a written notice of the denial to the claimant. The written notification shall be given to the claimant within ninety (90) days after receipt of the claim by the Plan Administrator unless special circumstances require an extension of time for processing, in which case written notice of the extension shall be furnished to the claimant prior to the termination of the original ninety (90) day period, and such notice shall indicate the special circumstances which make the postponement appropriate and the date by which the Plan Administrator expects to render a decision. In no event may the extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

If a claim is denied, the written notice will contain the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary; and

(iv)	a description of the Plan’s review procedures and applicable time limits and a statement that the claimant has the right to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination on review.

If a claim is denied, the claimant may file for a review as described in the following subsection (c).

(c) Right of Review of Claim for Benefits. In the event of a denial of benefits, the claimant shall be permitted to review the pertinent documents and to submit to the Plan Administrator issues and comments in writing. In addition, the claimant may make a written request for a full and fair review of his claim and its denial by the Committee. Such written request must be received by the Committee within sixty (60) days after receipt by the claimant of written notification of the denial of the claim. The claimant may submit written comments, documents, records and other information relating to the claim for benefits, whether or not those comments, documents, records or other information were submitted in connection with the initial claim. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The claim for review will be given a full and fair review and will take into account all comments, documents, records and other information submitted by the claimant regarding the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

A decision shall be rendered by the Committee no later than the date of the meeting of the Committee that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within thirty (30) days preceding the date of such meeting, in which case the decision shall be rendered not later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting of the Committee following the Plan’s receipt of the request for review. If such an extension is required, the Plan Administrator shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to commencement of the extension. The Plan Administrator will notify the claimant of the benefit determination as soon as possible, but not later than five (5) days after the determination is made.

Any decision by the Committee shall be furnished to the claimant in writing in a manner calculated to be understood by the claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based. If the claim for benefits is denied on review, the claimant will receive written notice of the denial. The notice will include the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

(iv)	a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

(d) Deemed Denial. If a decision on a claim is not rendered within the time period prescribed above, the claim shall be deemed denied.